Execution Version

Exhibit 10.2
SCHNITZER STEEL INDUSTRIES, INC.
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
John D. Carter – Executive
Schnitzer Steel Industries, Inc. – Company
3200 NW Yeon Avenue
Portland, Oregon 97210
WHEREAS, Executive previously entered into an employment agreement, dated as of February 17, 2006, which was amended and restated effective as of December 1, 2008;
WHEREAS, Executive currently serves as the Chairman of the Board of the Company; and
WHEREAS, the Company desires to continue the services of Executive, and Executive desires to provide such continuing services, in each case, pursuant to the terms and conditions as amended and restated herein.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Agreement hereby agree as follows:
1.Effective Date and Term. The effective date of this Amended and Restated Employment Agreement (the “Agreement”) is June 29, 2011, and this Agreement governs the terms and conditions of Executive’s employment through December 1, 2014 (the “Term”). This Agreement has been approved by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) and supersedes any prior employment agreements between Executive and the Company.
2.Employment At Will. During the Term, the Company will employ Executive as the Chairman of the Board on the terms and conditions set forth in this Agreement. Executive will serve in such position at the pleasure of the Board. Executive’s employment is at will and may be terminated at any time, for any reason or no reason, upon notice by either the Company or Executive, subject to the obligations of the Company and Executive as provided in this Agreement and any other agreement between Executive and the Company then in effect. Unless otherwise terminated in accordance with the terms and conditions set forth in this Agreement, Executive’s employment with the Company shall terminate upon the expiration of the Term. Termination of Executive for any reason shall constitute the resignation by Executive, effective upon such termination, as a director and officer of the Company. Upon request, Executive shall provide the Company with additional written evidence of any such resignation. At any time during the Term, Executive may request that the Board reduce his duties and time commitment to the Company. If the Board agrees to any such request, Executive’s Base Salary (as defined in Section 4 below) shall be proportionally reduced by a mutually agreed upon amount that appropriately reflects the extent by which Executive’s duties and time commitment to the Company have been reduced.

3.Change In Control Severance Agreement. The parties hereto agree that the Amended and Restated Change in Control Severance Agreement, dated October 29, 2008, between Executive and the Company is terminated effective as of June 1, 2011.
4.Annual Salary and Bonus.
(a)Base Salary. Effective as of June 1, 2011, Executive’s base salary (the “Base Salary”) shall be at the annual rate of $650,000. Base Salary shall be payable in installments on regular Company paydays, subject to withholding for taxes and other proper deductions. Base Salary for any partial period of employment shall be prorated. Executive’s performance and the amount of the Base Salary shall be reviewed annually in connection with the Company’s normal compensation review and bonus cycle for executive officers, and the Base Salary may be increased (but not decreased) from time to time in the sole discretion of the Committee.
(b)Bonus. Executive hereby acknowledges and agrees that, on the effective date of this Agreement, he is no longer eligible to participate in the Company’s fiscal 2011 Annual Performance Bonus Program.
5.Stock Award and Other Benefits.
(a)Annual RSU Award. During the Term, the Company shall grant Executive annually, on or before each October 31st following the end of the Company’s fiscal year, a restricted stock unit award consisting of that number of units having an aggregate grant date fair market value of not less than $750,000 (the “Threshold Value”) and, unless the Committee determines otherwise, not greater than $900,000, with the actual dollar amount of the award to be determined by the Committee in its sole discretion within the parameters set forth above (each such restricted stock unit award, an “Annual RSU Award”). Each Annual RSU Award will vest and thereby become non-forfeitable on the earlier of (i) the second anniversary of the grant date of such Annual RSU Award or (ii) a termination of Executive’s services hereunder by the Company without Cause (as defined below) or due to Disability (as defined below), by Executive for Good Reason (as defined below) or due to Retirement (as defined below), or due to Executive’s death (each, a “Qualifying Termination”); provided, however, that no vested units subject to an Annual RSU Award shall be settled in shares of Company common stock prior to the earliest of (A) the second anniversary of the grant date of the applicable Annual RSU Award, (B) that date which is six months after the date on which Executive experiences a “Separation from Service” as defined in regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or if earlier, the date of Executive’ death, or (C) the date on which the Company experiences a “change in control event” as defined in regulations under Section 409A of the Code. Each Annual RSU Award shall be evidenced by a Restricted Stock Unit Award Agreement substantially in the form attached hereto as Exhibit A.
(b)Pro Rata RSU Award. In the event Executive experiences a Qualifying Termination in any fiscal year prior to being granted the Annual RSU Award in respect of such fiscal year, the Company shall grant to Executive, on the date of such Qualifying Termination and pursuant to the Company’s long term incentive program, a fully vested restricted stock unit award consisting of that number of shares of the Company’s common stock having an aggregate grant date fair market value as is determined by multiplying the Threshold Value by a fraction, the numerator of which shall be the number of days Executive was employed in the fiscal year in which such termination occurs and the denominator of which is 365. The shares subject to this award shall be issued to Executive on the earliest of (A) the date six months after the date of Executive’s “Separation from Service” as defined in regulations under Section 409A of the Code, or if earlier, the date of Executive’ death, or (B) the date on which the

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Company experiences a “change in control event” as defined in regulations under Section 409A of the Code.
(c)Benefits. Executive shall be entitled to participate in the Company’s employee benefit plans, insurance, executive medical coverage, sick leave, holidays, auto allowance and such other benefits as the Company from time to time may generally provide to its most senior officers, including, without limitation, the Company’s Supplemental Executive Retirement Bonus Plan (“SERBP”).
6.Definitions. The following terms shall have the following meanings for purposes of this Agreement:
(a)“Cause” shall mean (i) the willful and continued failure by Executive to perform substantially Executive’s assigned duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) after a demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties or (ii) the willful engaging by Executive in illegal conduct which is materially and demonstrably injurious to the Company. For purposes of Section 6(a)(ii), no act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive in knowing bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding Executive) at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board), finding that in its good faith opinion Executive was guilty of the conduct set forth above in (i) or (ii) of this Section 6(a)) and specifying the particulars thereof in detail.
(b)“Disability” shall mean Executive’s absence from his duties with the Company on a full-time basis for one hundred eighty (180) consecutive days as a result of his incapacity due to physical or mental illness, unless within thirty (30) days after notice of termination is given to Executive following such absence he shall have returned to the full-time performance of his duties.
(c)“Good Reason” shall mean termination by Executive of Executive’s employment with the Company based on any of the following events:
(i)an adverse change or diminution in Executive’s status, title, positions or responsibilities as Chairman of the Board, as applicable, or the assignment to Executive of any duties, reporting requirements or responsibilities which are inconsistent with such status, title or positions, or any removal of Executive from or any failure to reappoint or reelect Executive to such positions, in each case except in connection with the termination of Executive’s employment for Cause or Disability or as a result of Executive’s death or by Executive other than for Good Reason;
(ii)a reduction by the Company in the Base Salary;
(iii)a failure by the Company to provide to Executive the compensation and benefits as provided in Section 4 or Section 5 of this Agreement;
(iv)a failure by the Company to provide and credit Executive with the number

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of paid vacation days to which Executive is then entitled in accordance with the Company’s normal vacation policy;
(v)the Company’s requiring Executive to be based more than 30 miles from where Executive’s office is located as of the date of this Agreement except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations which Executive undertook as of June 1, 2011;
(vi)a failure by the Company to obtain from any Successor (as defined in Section 10 of this Agreement) the assent to this Agreement contemplated by Section 10; or
(vii)a failure by the Company to pay Executive any portion of Executive’s current compensation, to credit any deferred compensation plan account of Executive in accordance with Executive’s previous election, or to pay Executive any portion of an installment of deferred compensation under any plan in which Executive participated, within seven days of the date such compensation is due.
Notwithstanding any provision in this Agreement to the contrary, Executive may terminate his employment for Good Reason only if (1) within 90 days after the first occurrence of the circumstances giving rise to Good Reason, Executive gives written notice to the Company of Executive’s belief that Good Reason exists and of his intention to terminate his employment for Good Reason, (2) within 30 days of such notice from Executive the circumstances giving rise to Good Reason are not fully corrected, and (3) such termination occurs no later than 180 days following the first occurrence of the circumstances giving rise to Good Reason.
(d)“Retirement” shall mean termination by Executive of Executive’s employment with the Company other than for Good Reason. Since Executive has already attained age 65, Retirement can occur at any time.
7.Effect of Termination of Employment.
(a)Termination by the Company for Cause. If the Company terminates Executive’s employment for Cause, Executive shall be entitled to receive only (i) the Base Salary, any other compensation or benefits which have been earned or become payable as of the date of termination but which have not yet been paid to Executive, (ii) all paid time off accrued but untaken through the effective date of such termination, and (iii) reimbursement of expenses incurred through the effective date of such termination pursuant to the Company’s normal expense reimbursement policy, which reimbursement shall be paid promptly and in any event within 30 days after submission in accordance with Company policy; provided that Executive shall submit all outstanding unreimbursed business expenses no later than 15 days following the date of termination. The amounts described in clauses (i) through (iii) of the foregoing are referred to as the “Accrued Obligations.”
(b)Termination by the Company Without Cause or by Executive for Good Reason. If the Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason at any time during the Term:
(i)Executive shall be entitled to receive the Accrued Obligations;
(ii)Executive shall be entitled to receive a severance payment (subject to applicable taxes and withholding) in a lump sum in an amount equal to the sum of (A) three times Executive’s annualized rate of Base Salary in effect immediately prior to the time of termination plus (B) three times the Threshold Value;

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(iii)for a 24-month period after the date of termination, the Company shall arrange to provide Executive, his spouse and dependents with life, accident and health insurance benefits substantially similar to those which Executive was receiving immediately prior to such termination (including, without limitation, under the Company’s executive health plan); provided, that the Company shall not provide any benefit otherwise receivable by Executive pursuant to this Section 7(b)(iii) to the extent that a similar benefit is actually received by Executive from a subsequent employer during such 24-month period, and any such benefit actually received by Executive shall be reported to the Company; and
(iv)all options to purchase Company common stock then held by Executive shall become immediately vested and exercisable in full, all restricted stock then held by Executive shall become immediately vested and all related forfeiture provisions shall lapse, and all performance shares then held by Executive shall vest to the extent provided in the applicable plan and award agreement pursuant to which such performance shares were granted.
(c)Death. If Executive’s employment is terminated as a result of Executive’s death, Executive shall be entitled to receive the Accrued Obligations.
(d)Disability. If Executive’s employment is terminated as a result of Executive’s Disability, Executive shall be entitled to receive the Accrued Obligations.
(e)Retirement. If Executive’s employment is terminated as a result of Executive’s Retirement, Executive shall be entitled to receive the Accrued Obligations, and in addition:
(i)for a 24-month period after the date of termination, the Company shall arrange to provide Executive and his spouse with life, accident and health insurance benefits substantially similar to those which the Executive was receiving immediately prior to such termination (including, without limitation, under the Company’s executive health plan); provided, that the Company shall not provide any benefit otherwise receivable by the Executive pursuant to this Section 7(e)(i) to the extent that a similar benefit is actually received by Executive from a subsequent employer during such 24-month period, and such benefit actually received by Executive shall be reported to the Company; and
(ii)all options to purchase Company common stock then held by Executive shall become immediately vested and exercisable in full, all restricted stock then held by Executive shall become immediately vested and all related forfeiture provisions shall lapse, and all performance shares then held by Executive shall vest to the extent provided in the applicable plan and award agreement pursuant to which such performance shares were granted.
(f)Date of Payment. Except as otherwise provided in this Agreement, all cash payments required to be made pursuant to the provisions of this Section 7 shall be paid (i) in the case of the Accrued Obligations, no later than the 30th day following such termination of employment and (ii) in the case of the payments described in Section 7(b)(ii), on the first business day following the date on which Executive has delivered an executed copy of a release of claims in the form attached hereto as Exhibit B and the revocation period has expired with no revocation of such release. Executive must deliver the release and the revocation period must expire within the 60-day period commencing on the date of termination (the “Release Period”). If the Release Period spans two calendar years, then, notwithstanding clause (ii) herein, the payments described in Section 7(b)(ii) will be made on the first business day of the second calendar year but in all events after the revocation period has expired with no revocation of the release.
(g)Options, Performance Shares and Restricted Stock. The options, performance

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shares, restricted stock units and restricted stock awarded to Executive by the Company shall, in the event of a termination of Executive’s employment, be governed by the provisions of the applicable plan and award agreement; provided that the accelerated vesting provisions of Section 5(a), Section 7(b)(iv) and Section 7(e)(ii) shall, if triggered, control in the event of any inconsistency with any such agreement.
(h)No Obligation of Executive to Mitigate. The amount of any payment provided for in this Section 7 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by Executive as the result of employment by another employer after the date of termination.
(i)280G Excise Tax Gross Up Provision. If any of the payments or benefits provided for in Section 7 of this Agreement, under any other agreement between Executive and the Company or otherwise (collectively, the “Payments”) will be subject to the tax imposed by section 4999 of the Code, or any similar tax that may hereafter be imposed (the “Excise Tax”), the Company shall pay to Executive at the time any such Payment is paid an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the Payments and any federal, state and local income tax and Excise Tax upon the Gross-Up Payment, shall be equal to the Payments. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s personal residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment directly and indirectly attributable to such reduction plus interest on the amount of such repayment at the rate provided for in section 1274(d) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest and penalties payable to the taxing authorities with respect to such excess) at the time that the amount of such excess is finally determined. The Company shall withhold the Excise Tax in accordance with section 4999(b) of the Code, and shall withhold federal, state and local income taxes from the Payments and Gross-Up Payments as required by law.
(j)Compliance with Code Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. In the event that payments under this Agreement are deferred pursuant to this Section 7(j) in order to prevent any accelerated tax or additional tax under

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Section 409A of the Code, then such payments shall be paid at the time specified under this Section 7(j) (together with interest for any additional deferral period resulting from this Section 7(j) at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the date of termination). The Company shall consult with Executive in good faith regarding the implementation of this Section 7(j). For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Notwithstanding anything to the contrary herein, to the extent required by Section 409A of the Code, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.
8.Restrictive Covenants.
(a)Noncompetition. In consideration of the payments, benefits and other obligations of the Company to Executive pursuant to this Agreement, including, without limitation, the Company’s obligation to provide Executive with Confidential Information pursuant to Section 8(c), and in order to protect such Confidential Information and preserve the goodwill of the Company and its subsidiaries (collectively, the “Company Group”), Executive hereby covenants and agrees that, during the “Restricted Period” (as defined below), Executive shall not, anywhere in the world where any member of the Company Group conducts business, directly or indirectly, own any interest in, manage, control, participate in (whether as an officer, director, manager, employee, partner, equity holder, member, agent, representative or otherwise), consult with, render services for, or in any other manner engage in any business in which a member of the Company Group is materially engaged at the time of such termination (collectively, a “Competing Business”); provided that nothing herein shall prohibit Executive from (i) investing in stocks, bonds, or other securities in any business if such stocks, bonds, or other securities are listed on any United States securities exchange or are publicly traded in an over the counter market, and such investment does not exceed, in the case of any capital stock of any one issuer two percent (2%) of the issued and outstanding capital stock or in the case of bonds or other securities, two percent (2%) of the aggregate principal amount thereof issued and outstanding or (ii) working for a subsidiary, affiliate or division of a Competing Business if such subsidiary, affiliate or division is not itself engaged in a Competing Business and Executive does not provide services to such Competing Business. For purposes of this Section 8(a), the “Restricted Period” shall mean all times during which Executive is employed by the Company and the period commencing on the date of the termination of Executive’s employment with the Company for any reason and ending on the first anniversary of the date of such termination.
(b)Nonsolicitation. In further consideration of the payments by the Company to Executive pursuant to this Agreement, Executive hereby covenants and agrees that, during Executive’s employment with the Company and for the two-year period following the date of Executive’s termination for any reason, Executive shall not attempt to influence, persuade or induce, or assist any other person in so influencing, persuading or inducing, (i) any customer of the Company Group to give up, or to not commence, a business relationship with the Company Group and shall not otherwise directly or indirectly solicit any such customer except on behalf of the Company Group, and (ii) any employee of the Company Group to cease such employee’s employment with the Company Group and shall not otherwise directly or indirectly solicit for employment any such employee.
(c)Confidential Information. Executive acknowledges that the Company Group has a legitimate and continuing proprietary interest in the protection of its confidential information and that it has invested substantial sums and will continue to invest substantial sums to develop, maintain and protect

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such confidential information. During the Term and at all times thereafter, Executive shall not, except with the written consent of the Company or in connection with carrying out Executive’s duties or responsibilities hereunder, furnish or make accessible to anyone or use for Executive’s own benefit any trade secrets, confidential or proprietary information of the Company Group (all such information, “Confidential Information”), including its business plans, marketing plans, strategies, systems, programs, methods, employee lists, computer programs, insurance profiles and client lists; provided, that Confidential Information shall not include information known to the public or otherwise in the public domain without violation by Executive of this Section 8(c). Notwithstanding the foregoing, Executive may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company Group or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information; provided, further, that in the event that Executive is ordered by a court or other government agency to disclose any Confidential Information, Executive shall (i) promptly notify the Company of such order, (ii) at the written request of the Company, diligently contest such order at the sole expense of the Company as expenses occur, and (iii) at the written request of the Company, seek to obtain, at the sole expense of the Company, such confidential treatment as may be available under applicable laws for any information disclosed under such order.
(d)Enforcement. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 8(a), (b) or (c) herein would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in Sections 8(a) and 8(b) to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
9.Withholding. Payment of all compensation under this Agreement, including but not limited to the Base Salary, shall be subject to all applicable federal, state and local tax withholding.
10.Attorneys’ Fees. The Company shall pay to Executive all reasonable legal fees and related expenses incurred by Executive in good faith as a result of Executive seeking to obtain or enforce in good faith any right or benefit provided by this Agreement. In addition, upon proper substantiation, the Company shall reimburse Executive for reasonable legal fees and expenses incurred by Executive in connection with the negotiation and preparation of this Agreement.
11.Successors; Binding Agreement.
(a)Upon Executive’s written request, the Company will seek to have any Successor (as hereinafter defined), by agreement in form and substance satisfactory to Executive, assent to the fulfillment by the Company of its obligations under this Agreement. For purposes of this Agreement, “Successor” shall mean any person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company’s business directly, by merger, consolidation or

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purchase of assets, or indirectly, by purchase of the Company’s voting securities or otherwise.
(b)This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there be no such designee, to Executive’s estate.
12.Survival. The respective obligations of, and benefits afforded to, the Company and Executive as provided in Sections 7-13 and 16 of this Agreement shall survive termination of Executive’s employment and this Agreement.
13.Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed to the address of the Company as set forth on the first page of this Agreement or to Executive as set forth in the Company’s records, provided that all notices to the Company shall be directed to the attention of the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
14.Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by Executive and a duly authorized officer of the Company (other than Executive). No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Oregon, without regard to conflicts of law principles.
15.Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
16.Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Portland, Oregon by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award, which award shall be a final and binding determination of the dispute or controversy, in any court having jurisdiction; provided, that Executive shall be entitled to seek specific performance of Executive’s right to be paid until the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company shall bear all costs and expenses of the arbitrators arising in connection with any arbitration proceeding pursuant to this Section 16.
17.Related Agreements. To the extent that any provision of any other agreement between the Company or any of its subsidiaries and Executive, shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while the same shall remain in force,

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the provision of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.
18.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
Dated: June 29, 2011

SCHNITZER STEEL INDUSTRIES, INC.

By:
Name: Judith Johansen	John D. Carter
Title: Chair, Compensation Committee of the Board of Directors

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EXHIBIT A

RESTRICTED STOCK UNIT
AWARD AGREEMENT

Pursuant to Section 8 of the 1993 Stock Incentive Plan (the “Plan”) of Schnitzer Steel Industries, Inc., an Oregon corporation (the “Company”), on <<Date>> the Compensation Committee of the Board of Directors of the Company authorized and granted to John D. Carter (the “Recipient”) an award of restricted stock units with respect to the Company’s Class A Common Stock (“Common Stock”), subject to the terms and conditions of this agreement between the Company and the Recipient (this “Agreement”). By accepting this award, the Recipient agrees to all of the terms and conditions of this Agreement.

1.    Award and Terms of Restricted Stock Units. The Company awards to the Recipient under the Plan «RSU_Amount» restricted stock units (the “Award”), subject to the restrictions, terms and conditions set forth in this Agreement.

(a)    Rights under Restricted Stock Units. A restricted stock unit (a “RSU”) obligates the Company, upon vesting in accordance with this Agreement, to issue to the Recipient one share of Common Stock for each RSU.  The number of shares of Common Stock issuable with respect to each RSU is subject to adjustment as determined by the Board of Directors of the Company as to the number and kind of shares of stock deliverable upon any merger, reorganization, consolidation, recapitalization, stock dividend, spin-off or other change in the corporate structure affecting the Common Stock generally.

(b)    Vesting Date. The RSUs awarded under this Agreement shall initially be 100% unvested and subject to forfeiture.  The Vesting Reference Date of this Award is <<Vesting Reference Date>>. Subject to Sections 1(c), (d), (e) and (f), the RSUs shall become 100% vested on the second anniversary of the Vesting Reference Date.

(c)    Acceleration on Death, Disability or Retirement, or Termination Without Cause or for Good Reason. If the Recipient ceases to be an employee of the Company or a parent or subsidiary of the Company by reason of the Recipient’s death, disability or retirement, all outstanding but unvested RSUs shall become immediately vested. If the Recipient’s employment with the Company or a parent or subsidiary of the Company is terminated by the Company without cause or by the Recipient for good reason, all outstanding but unvested RSUs shall become immediately vested. The terms “cause,” “disability,” “good reason” and “retirement” shall have the meanings ascribed to such terms in Section 6 of the Amended and Restated Employment Agreement dated June 29, 2011 between the Recipient and the Company.

(d)    Certain Transactions. Notwithstanding any provision in this Agreement (but subject to the last sentence of this Section 1(d)), in the event of dissolution of the Company or a merger, consolidation or plan of exchange affecting the Company, the Compensation Committee of the Board of Directors (the “Compensation Committee”) may, in its sole discretion and to the extent possible under the structure of the applicable transaction, select one or a combination of the following alternatives for treating this Award of RSUs:
(i)    The Award shall remain in effect in accordance with its terms;

(ii)    All or a portion of the RSUs shall, to the extent then still subject to the vesting restrictions, be released from the vesting restrictions in connection with the closing of the applicable transaction; or

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(iii)    The RSUs shall be converted into restricted stock units or restricted stock of one or more of the corporations that are the surviving or acquiring corporations in the applicable transaction. The amount and type of converted restricted stock units or restricted stock shall be determined by the Company, taking into account the relative values of the companies involved in the applicable transaction and the exchange rate, if any, used in determining shares of the surviving corporation(s) to be held by holders of shares of the Company following the applicable transaction. Unless otherwise determined by the Company, by action of the Compensation Committee, the converted restricted stock units or restricted stock shall continue to be subject to the forfeiture provisions applicable to the RSUs at the time of the applicable transaction.

Notwithstanding the foregoing provisions of this Section 1(d) to the contrary, no such alternative shall occur with respect to the RSUs to the extent that, if it did, a 20% tax would be imposed under Section 409A of the Internal Revenue Code on the Recipient.

(e)    Special Acceleration in Certain Events. Notwithstanding any other provision in this Agreement, upon a change in control of the Company, all outstanding but unvested RSUs shall become immediately vested. The term “change in control of the Company” means the occurrence of any of the following events:

(i)    The consummation of:

(A)    any consolidation, merger or plan of share exchange involving the Company (a “Merger”) as a result of which the holders of outstanding securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the Merger; or

(B)    any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company;

(ii)    At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office; or

(iii)    Any person shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of Voting Securities representing 20% or more of the combined voting power of the then outstanding Voting Securities. For purposes of this Section 1(e), the term “person” means and includes any individual, corporation, partnership, group, association or other “person,” as such term is used in Section 14(d) of the Securities Exchange Act of 1934, other than the Company or any employee benefit plan sponsored by the Company.

Notwithstanding anything in this Section 1(e) to the contrary, unless otherwise determined by the Board of Directors of the Company, no change in control of the Company shall be deemed to have occurred for purposes of this Agreement if (1) the Recipient acquires (other than on the same basis as all other holders

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of shares of Common Stock of the Company) an equity interest in an entity that acquires the Company in a change in control of the Company otherwise described under subparagraph (i) of this Section 1(e), or (2) the Recipient is part of a group that constitutes a person which becomes a beneficial owner of Voting Securities in a transaction that otherwise would have resulted in a change in control of the Company under subparagraph (iii) of this Section 1(e).

(f)    Forfeiture of RSUs on Termination of Service. If the Recipient ceases to be an employee of the Company or a parent or subsidiary of the Company under circumstances where the RSUs have not previously vested and do not become vested pursuant to Section 1(c) or 1(d), the Recipient shall immediately forfeit all outstanding but unvested RSUs awarded pursuant to this Agreement and the Recipient shall have no right to receive the related Common Stock.

(g)    Restrictions on Transfer. The Recipient may not sell, transfer, assign, pledge or otherwise encumber or dispose of the RSUs subject to this Agreement. The Recipient may designate beneficiaries to receive the shares of Common Stock underlying the RSUs subject to this Agreement if the Recipient dies before delivery of the shares of Common Stock by so indicating on a form supplied by the Company. If the Recipient fails to designate a beneficiary, such Common Stock will be delivered to the person or persons establishing rights of ownership by will or under the laws of descent and distribution.

(h)    No Voting Rights; Dividends. The Recipient shall have no rights as a shareholder with respect to the RSUs or the Common Stock underlying the RSUs until the underlying Common Stock is issued to the Recipient. The Recipient will be entitled to receive any cash dividends declared on the Common Stock underlying the RSUs after the RSUs have vested and the Common Stock has been issued. The Company shall accrue and pay to the Recipient on the vesting of the RSUs an amount in cash equal to dividends that would have been paid on the Common Stock underlying the RSUs after the date of the issuance of the RSUs. No interest shall be paid by the Company on accrued amounts.

(i)    Delivery Date for the Shares Underlying the RSUs. As soon as practicable, but in no event later than thirty days, following a date on which any RSUs vest, the Company will issue the Recipient the Common Stock underlying the then vested RSUs in the form of uncertificated shares in book entry form; provided, however, that if accelerated vesting of the RSU occurs pursuant to Section 1(c) by reason of the Recipient’s retirement or disability, the date of issuance of the shares underlying the RSUs shall be delayed until the date that is six months after the date of the Recipient’s separation from service (within the meaning of Section 409A of the Internal Revenue Code); provided further, however, that if accelerated vesting of the RSUs occurs pursuant to Section 1(d) or 1(e), the date of issuance of the shares underlying the RSUs shall occur as soon as practicable, but in no event later than thirty days, following the earliest to occur of (1) the date that is six months after the date of the Recipient’s separation from service (within the meaning of Section 409A of the Internal Revenue Code), (2) the Recipient’s death or (3) a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code. The shares of Common Stock will be issued in the Recipient’s name or, in the event of the Recipient’s death, in the name of either (i) the beneficiary designated by the Recipient on a form supplied by the Company or (ii) if the Recipient has not designated a beneficiary, the person or persons establishing rights of ownership by will or under the laws of descent and distribution.

(j)    Taxes and Tax Withholding. The Recipient acknowledges that, except as provided below, on each date that shares underlying the RSUs are issued to the Recipient (the “Payment Date”), the Value (as defined below) on that date of the shares so issued will be treated as ordinary compensation income for federal and state income tax purposes, and that the Company will be required to withhold taxes on these income amounts. To satisfy the required minimum withholding

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amount, the Company shall withhold from the shares otherwise issuable the number of shares having a Value equal to the minimum withholding amount. For purposes of this Section 6, the “Value” of a share shall be equal to the closing market price for the Common Stock on the last trading day preceding the Payment Date. Alternatively, the Company may, at its option, permit the Recipient to pay such withholding amount in cash under procedures established by the Company. The Recipient acknowledges that under current tax law, the Company is required to withhold FICA taxes with respect to the RSUs at the date of grant of the RSUs since the Recipient was eligible for retirement at the time the RSUs were granted). To satisfy the required minimum FICA withholding due at the date of grant, the Recipient shall, immediately upon notification of the amount due, pay to the Company in cash or by check amounts necessary to satisfy applicable FICA withholding requirements. If the Recipient fails to pay the amount demanded, the Company or the Recipient’s employer may withhold that amount from other amounts payable to the Recipient, including salary, subject to applicable law.
(k)    Not a Contract of Employment. Nothing in the Plan or this Agreement shall confer upon Recipient any right to be continued in the employment of the Company or any parent or subsidiary of the Company, or to interfere in any way with the right of the Company or any parent or subsidiary by whom Recipient is employed to terminate Recipient’s employment at any time or for any reason, with or without cause, or to decrease Recipient’s compensation or benefits.

2.    Miscellaneous.

(a)    Entire Agreement; Amendment. This Agreement and the Plan constitute the entire agreement of the parties with regard to the subjects hereof.

(b)    Interpretation of the Plan and the Agreement. The Compensation Committee shall have the sole authority to interpret the provisions of this Agreement and the Plan and all determinations by it shall be final and conclusive.

(c)    Electronic Delivery. The Recipient consents to the electronic delivery of notices and any prospectus and any other documents relating to this Award in lieu of mailing or other form of delivery.

(d)    Rights and Benefits. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the restrictions on transfer of this Agreement, be binding upon the Recipient’s heirs, executors, administrators, successors and assigns.

(e)    Further Action. The parties agree to execute such instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

(f)    Governing Law. This Agreement and the Plan will be interpreted under the laws of the state of Oregon, exclusive of choice of law rules.

SCHNITZER STEEL INDUSTRIES, INC.

By:
Authorized Officer

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EXHIBIT B
GENERAL RELEASE
THIS AGREEMENT AND RELEASE, dated as of _______ __, 201_ (this “Agreement”), is entered into by and between John D. Carter (“Executive”) and Schnitzer Steel Industries, Inc. (the “Company”).
WHEREAS, Executive is currently employed with the Company; and
WHEREAS, Executive’s employment with the Company will terminate effective as of __________ __, 201_;
NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, Executive and the Company hereby agree as follows:
1.Subject to Executive’s execution, delivery and non-revocation of this Agreement within 60 days following the date of termination, Executive shall be provided severance pay and other benefits (the “Severance Benefits”) in accordance with the terms and conditions of Section 7 of the amended and restated employment agreement by and between Executive and the Company, dated as of ________ __, 2011 (the “Employment Agreement”); provided that, no such Severance Benefits shall be paid or provided if Executive revokes this Agreement pursuant to Section 4 below.
2.Executive, for and on behalf of himself and Executive’s heirs, successors, agents, representatives, executors and assigns, hereby waives and releases any common law, statutory or other complaints, claims, demands, expenses, damages, liabilities, charges or causes of action (each, a “Claim”) arising out of or relating to Executive’s employment or termination of employment with, Executive’s serving in any capacity in respect of, or Executive’s status at any time as a holder of any securities of, any of the Company and any of its affiliates (collectively, the “Company Group”), both known and unknown, in law or in equity, which Executive may now have or ever had against any member of the Company Group or any equityholder, agent, representative, administrator, trustee, attorney, insurer, fiduciary, employee, director or officer of any member of the Company Group, including their successors and assigns (collectively, the “Company Releasees”), including, without limitation, any claim for any severance benefit which might have been due Executive under any previous agreement executed by and between any member of the Company Group and Executive, and any complaint, charge or cause of action arising out of his employment with the Company Group under the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age against individuals who are age 40 or older, and including the Older Workers Benefit Protection Act), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Equal Pay Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, and chapters 652, 653 and 659A of the Oregon Revised Statutes, all as amended; and all other federal, state and local statutes, ordinances and regulations. By signing this Agreement, Executive acknowledges that Executive intends to waive and release any rights known or unknown Executive may have against the Company Releasees under these and any other laws; provided that, Executive does not waive or release Claims (i) with respect to the right to enforce this Agreement or those provisions of the Employment Agreement that expressly survive the termination of Executive’s employment with the Company, (ii) with respect to any vested right Executive may have under any employee pension or welfare benefit plan of the Company Group, (iii) any rights to indemnification under any applicable indemnification agreement, any D&O insurance policy applicable to Executive and/or the Company’s certificates of incorporation, charter and by-laws, or (iv) with respect to any claims that cannot legally be waived.

3.	Executive acknowledges that Executive has been given twenty-one (21) days from the date of

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receipt of this Agreement to consider all of the provisions of the Agreement and, to the extent he has not used the entire 21-day period prior to executing the Agreement, he does hereby knowingly and voluntarily waive the remainder of said 21-day period. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE COMPANY RELEASEES, AS DESCRIBED HEREIN AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.
4.Executive shall have seven (7) days from the date of Executive’s execution of this Agreement to revoke the release, including with respect to all claims referred to herein (including, without limitation, any and all claims arising under ADEA). If Executive revokes the Agreement, Executive will be deemed not to have accepted the terms of this Agreement.
5.This Agreement (a) shall be governed by and construed and enforced in accordance with the internal laws of the State of Oregon, without regard to choice of law rules and (b) contains the entire agreement of the parties with respect to its subject matter and is intended to fully integrate the parties’ understandings and agreement on the subject matter of this Agreement.
[Signature page follows]

B-2
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SCHNITZER STEEL INDUSTRIES, INC.

By:
Its:

EXECUTIVE

John D. Carter

B-3
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